The New Economy Fund
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 11/30/09
File number 811-03735

77C.           The Board of Trustees of The New Economy Fund presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for The New Economy Fund are as follows:

Election of Trustees:

Trustee	Votes For	Votes Withheld
Timothy D. Armour	216,715,391	6,107,029
Joseph C. Berenato	216,708,443	6,113,977
Robert J. Denison	216,708,015	6,114,405
Mary Anne Dolan	216,683,997	6,138,423
R. Clark Hooper	216,694,007	6,128,413
Claudia P. Huntington	216,701,719	6,120,701
Koichi Itoh	216,661,516	6,160,904
Merit E. Janow	216,631,577	6,190,843
Leonade D. Jones	216,661,452	6,160,968
Gail L. Neale	216,679,985	6,142,435
Robert J. O’Neill	216,641,328	6,181,092
Stefanie Powers	216,543,760	6,278,660
Christopher E. Stone	216,700,476	6,121,944
Steadman Upham	216,611,057	6,211,363

Approval of an agreement to reorganize the fund from a Massachusetts Business Trust into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
182,614,009	4,911,485	35,296,926

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	181,655,793	5,617,033	35,549,594
3b.	181,166,440	5,900,518	35,755,462
3c.	181,549,405	5,417,397	35,855,618
3d.	181,179,097	6,091,065	35,552,258
3e.	180,921,198	6,272,163	35,629,059
3f.	181,676,802	5,574,127	35,571,491
3g.	180,912,172	5,921,433	35,988,815

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
179,609,928	7,617,755	35,594,737

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
180,277,323	6,645,574	35,899,523

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
179,660,534	7,293,979	35,867,907

Approval of changes to an investment policy of The New Economy Fund allowing fund managers to invest in any company that participates in the “new economy” regardless of industry classification:

Votes For	Votes Against	Votes Abstaining*
179,872,968	6,984,642	35,964,810

*Includes broker non-votes.